Exhibit 10.20

FORM OF SUPPLEMENTAL DIRECTOR RETIREMENT PLAN JOINDER AGREEMENT

I,                     , and CRESCENT BANK AND TRUST COMPANY hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the Supplemental Director Retirement Plan (“Plan”) established as of September 1, 2007, by CRESCENT BANK AND TRUST COMPANY, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.

I understand that I must execute and return a copy of this Supplemental Director Retirement Plan Joinder Agreement (“Joinder Agreement”) to the Plan Administrator in order to participate in the Plan. The provisions of the Plan are incorporated herein by reference. In the event of an inconsistency between the terms of this Joinder Agreement and the Plan, the terms of the Plan shall control.

I understand that, except in the case of my voluntary or involuntary termination of service without Cause prior to my Benefit Age, any benefit payable to me or my Beneficiary hereunder shall be payable over 180 months (the “Payout Period”), unless I elect, in accordance with the provisions of the Plan, to receive (or to have my Beneficiary receive) a lump sum payment. In order to receive a lump sum payment payable under the following conditions: (i) attainment of Benefit Age, (ii) following a Change in Control, (iii) due to Disability, or (iv) death, I must make such election on this Joinder Agreement upon my initial participation in this Plan.

Benefit Age. My Benefit Age is seventy (70).

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I elect to receive my Supplemental Retirement Benefit at my Benefit Age, without regard to whether I Separate from Service at such time, subject to all provisions of the Plan. If I do not elect to receive my Supplemental Retirement Benefit at my Benefit Age, it will commence following my Separation from Service on or after my Benefit Age.

Retirement on or After Benefit Age. I understand that unless I made the election immediately above to receive my Supplemental Retirement Benefit at my Benefit Age without regard to my Separation from Service, I will receive the Supplemental Retirement Benefit on my Benefit Eligibility Date following my Separation from Service, calculated in accordance with Subsections 1.22 and 3.1, subject to all relevant provisions of the Plan. My projected annual Supplemental Retirement Benefit payable at my Benefit Age is $            . My Supplemental Retirement Benefit shall be payable in 180 monthly installments of $            , unless I check the box immediately below to have the discounted present value of my Supplemental Retirement Benefit paid in a lump sum payment.

☐	I elect to receive my Supplemental Retirement Benefit in a Lump Sum Payment.

Voluntary or Involuntary Separation from Service Without Cause Prior to Benefit Age. In the event of my voluntary or involuntary Separation from Service without Cause (as defined in the Plan) prior to attainment of my Benefit Age (other than due to death or Disability), I shall be entitled to my Accrued Benefit, increased by the Interest Factor until my Benefit Age, and then payable in a lump sum payment on my Benefit Eligibility Date. In the event of my death prior to payment of my Accrued Benefit, my Beneficiary shall be entitled to the payment of my Accrued Benefit in a lump sum payment within 30 days of my death.

Termination for Cause. I understand that if I have a termination for Cause, my entire benefit under this Plan shall be forfeited.

Survivor Benefit. I understand that the Survivor’s Benefit payable annually to my Beneficiary shall be equal to $            , commencing within 30 days of my death and payable in 180 monthly installments, subject to Subsection 1.23 and 3.2 and all relevant provisions of the Plan. I understand that I can check the box immediately below to have the discounted present value of my Survivor Benefit paid to my Beneficiary in a lump sum.

☐	I elect to have the discounted present value of my Survivor Benefit paid to my Beneficiary in a lump sum payment.

Following a Change In Control. I understand that if there is a Change in Control I will be entitled to my Supplemental Retirement Benefit payable commencing at my Benefit Age. My Supplemental Retirement Benefit shall be payable over the Payout Period, unless I have made an election below to have the discounted present value of my Supplemental Retirement Benefit paid in a lump sum payment at my Benefit Age. Alternatively, I may make the second election below to have the discounted present value paid to me within 30 days of the Change in Control.

☐	I elect to have the discounted present value of my Supplemental Retirement Benefit paid to me at Benefit Age in a lump sum payment.

☐	I elect to have the discounted present value of Supplemental Retirement Benefit paid to me within 30 days of the Change in Control in a lump sum payment.

Disability While Employed. I understand that in the event of my Disability prior to my Benefit Age, I will be entitled to the Disability Benefit set forth in Section 3.6 of the Plan. My Disability Benefit shall equal my Accrued Benefit, increased by the Interest Factor until my Benefit Eligibility Date and then annuitized (using the Interest Factor), and paid over the Payout Period commencing at the later of age 65 or the date of my Disability determination. I understand that I can elect below to have the discounted present value of my Accrued Benefit paid at the time of my Disability determination. Such election must be made upon initial entry into the Plan.

☐	I elect to receive my Disability Benefit in a lump sum payment within 30 days of my Disability determination.

Death Benefit following Disability or Change in Control. If I become entitled to (i) a Disability Benefit or (ii) a Supplemental Retirement Benefit due to a Change in Control but die before the commencement of my benefit, my benefit will be paid to my Beneficiary in the same form as it would have been paid to me, based on my election above. However, I understand that by checking below, I can have my death benefit payable to my Beneficiary in a lump sum, even though I had elected another form of distribution.

☐	I elect to have my death benefit paid to my Beneficiary in a lump sum payment

This Joinder Agreement shall become effective upon execution (below) by both Director and a duly authorized officer of the Bank.

Dated this              day of                     , 2007.

CRESCENT BANK AND TRUST COMPANY	DIRECTOR

(Bank’s duly authorized Officer)

Exhibit A

SUPPLEMENTAL DIRECTOR RETIREMENT PLAN

BENEFICIARY DESIGNATION

For

Director, under the terms of the Supplemental Director Retirement Plan executed by the Bank and effective September 1, 2007, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

In the event the Primary Beneficiary set forth above has predeceased me, I designate the person set forth below as my Secondary Beneficiary.

SECONDARY BENEFICIARY:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.

DATE: , 200 .	DIRECTOR

(WITNESS)

(WITNESS)